EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Amy Ford
                          Director of Investor Relations
                          Cabot Microelectronics Corporation
                          (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FIRST QUARTER OF FISCAL 2011

•	Record Revenue of $114.2 Million
•	Gross Profit Margin of 50.3 Percent of Revenue
•	Record Earnings Per Share of 71 Cents

AURORA, IL, January 27, 2011 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its first quarter of fiscal 2011, which ended December 31, 2010.

Total revenue during the first fiscal quarter was $114.2 million, which represents a record level for the company.  The company’s first quarter revenue reflects an increase of 16.9 percent compared to the same quarter last year and an increase of 3.5 percent compared to the prior quarter on continued strong demand for the company’s products.  The company achieved a gross profit margin of 50.3 percent of revenue in the first fiscal quarter and diluted earnings per share of $0.71.  The company’s balance sheet reflects a cash balance of $263.0 million as of December 31, 2010, and no debt outstanding.

“We are delighted to start fiscal 2011 with strong financial performance, following the company’s record setting year in fiscal 2010.  We continue to execute on our strategic initiatives and recently began construction on our new manufacturing and research and development center in South Korea.  This investment represents another significant milestone demonstrating our commitment to and plans for continued growth in the Asia Pacific region,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “Although we have historically experienced seasonal softening in the March quarter, at present our outlook for the full fiscal year 2011 remains optimistic.  With the revitalization in corporate and enterprise IT spending, additional capacity expansions by our major customers and the significant growth of wireless multimedia platforms, we see tremendous opportunities for continued growth for Cabot Microelectronics.”

Key Financial Information

Total first fiscal quarter revenue of $114.2 million represents a 16.9 percent increase from the $97.7 million reported in the same quarter last year and a 3.5 percent increase from $110.3 million last quarter.  The increase in revenue from the same period last year primarily reflects increased demand within each of the company’s business areas.    Compared to the prior quarter, revenue increased across all business areas, except CMP slurries for dielectric and copper applications.

Gross profit, expressed as a percentage of revenue, was 50.3 percent this quarter, which is slightly above the company’s guidance range of 48 to 50 percent of revenue for the full fiscal year.  This is lower than the 51.6 percent reported in the same quarter a year ago and higher than 48.7 percent last quarter.  Compared to the year ago quarter, gross profit percentage decreased primarily due to the absence of a $1.6 million raw material supplier credit that the company realized in the first quarter of fiscal 2010, as well as higher fixed manufacturing costs, partially offset by the benefit of increased utilization of the company’s manufacturing capacity.  The increase in gross profit percentage versus the previous quarter was primarily due to increased utilization of the company’s manufacturing capacity.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.0 million in the first fiscal quarter, or $2.9 million higher than the $30.1 million reported in the same quarter a year ago, driven primarily by higher staffing related costs and travel expenses, partially offset by lower professional fees, including costs to enforce the company’s intellectual property.  Operating expenses were $0.3 million higher than the $32.7 million reported in the previous quarter, mostly due to higher staffing related costs, partially offset by lower professional fees, including costs to enforce the company’s intellectual property.  The company expects its full year operating expenses to be near the upper end of its guidance range of $125 million to $130 million for fiscal 2011.

Net income for the quarter was $16.5 million, or 25.7 percent higher than the $13.1 million reported in the same quarter last year primarily due to the higher level of sales and a lower effective tax rate, partially offset by higher operating expenses.  Compared to $15.3 million in the previous quarter, net income was up 7.9 percent mainly due to the higher level of sales and higher gross profit margin.

Diluted earnings per share were $0.71 this quarter, which represents a record level for the company.  This is up from $0.56 reported in the first quarter of fiscal 2010 and $0.66 reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company’s website, www.cabotcmp.com, or by phone at (866) 356-4279.  Callers outside the U.S. can dial (617) 597-5394.  The conference code for the call is 89982133.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 950 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors" in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2010, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2010	2010	2009

Revenue	$114,205	$110,318	$97,672

Cost of goods sold	56,774	56,590	47,264

Gross profit	57,431	53,728	50,408

Operating expenses:

Research, development & technical	13,856	13,454	12,581

Selling & marketing	7,480	7,024	6,322

General & administrative	11,676	12,202	11,245

Total operating expenses	33,012	32,680	30,148

Operating income	24,419	21,048	20,260

Other income (expense), net	(935)	(527)	61

Income before income taxes	23,484	20,521	20,321

Provision for income taxes	6,992	5,231	7,197

Net income	$16,492	$15,290	$13,124

Basic earnings per share	$0.73	$0.67	$0.57

Weighted average basic shares outstanding	22,710	22,821	23,167

Diluted earnings per share	$0.71	$0.66	$0.56

Weighted average diluted shares outstanding	23,131	23,002	23,294

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	December 31,	September 30,
	2010	2010
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$262,951	$254,164
Accounts receivable, net	62,740	57,456
Inventories, net	54,246	51,896
Other current assets	16,090	17,513
Total current assets	396,027	381,029

Property, plant and equipment, net	115,857	115,811
Other long-term assets	72,954	74,916
Total assets	$584,838	$571,756

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$16,530	$17,521
Capital lease obligations	983	1,296
Accrued expenses and other current liabilities	20,208	34,513
Total current liabilities	37,721	53,330

Capital lease obligations	9	12
Other long-term liabilities	4,358	4,071
Total liabilities	42,088	57,413

Stockholders' equity	542,750	514,343
Total liabilities and stockholders' equity	$584,838	$571,756